                                                                       Exhibit 5

PLATINUM technology, inc.
June 18, 1998
Page 1


                                 June 18, 1998


PLATINUM technology, inc.
1815 South Meyers Road
Oakbrook Terrace, Illinois 60181


     Re:  Registration Statement on Form S-8
          ----------------------------------


Ladies and Gentlemen:

     We have acted as counsel for PLATINUM technology, inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 3,511,951 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), issuable upon exercise of options granted under (i) the Mastering, Inc. Amended and Restated 1995 Executive Stock Option Plan, the Mastering, Inc. Amended and Restated 1995 Employee Stock Option Plan and the Mastering, Inc. 1998 Non-Qualified Stock Option Agreement for Employees (the "Mastering Plans"); (ii) the Logic Works, Inc. 1995 Stock Option/Stock Issuance Plan (the "Logic Works Plan"); (iii) the LBMS Executive Share Option Scheme and the LBMS 1996 Equity Incentive Plan (the "LBMS Plans"); and (iv) the prospectuses for the Vivid Publishing, Inc. 1997 Stock Option Plan and the Vivid Publishing, Inc. 1996 Stock Option Plan (the "Vivid Plans"). The Mastering Plans were assumed by the Company in connection with the Company's acquisition of Mastering, Inc. ("Mastering"), pursuant to the Agreement and Plan of Merger, dated as of February 18, 1998 (the "Mastering Agreement"), by and among the Company, Mastering and PT Acquisition Corporation I, the Logic Works Plan was assumed by the Company in connection with the Company's acquisition of Logic Works, Inc. ("Logic Works"), pursuant to the Agreement and Plan of Merger, dated as of March 14, 1998 (the "Logic Works Agreement"), by and among the Company, Logic Works and PT Acquisition Corporation II and the Vivid Plans were assumed by the Company in connection with the Company's acquisition of Vivid Publishing, Inc. ("Vivid"), pursuant to the Agreement and Plan of Reorganization dated as of May 29, 1998 (the "Vivid Agreement") by and among the Company, Vivid, VSI Acquisition Corp. and certain of the shareholders of Vivid. Pursuant to the Mastering Agreement, the Logic Works Agreement and the Vivid Agreement, the options previously issued under the Mastering Plans, the Logic Works Plan and the Vivid Plans were converted into options to purchase Common Stock. The LBMS Plans were adopted by the Company in order to give effect to certain provisions of the Agreement and Plan of Reorganization, dated as of January 2, 1998 (the "LBMS Agreement") by and between the Company and Learmonth & Burchett Management Systems Plc. ("LBMS") as such provisions relate to unexercised options previously granted by LBMS under the Learmonth & Burchett Management Systems Executive Share Option Scheme and the Learmonth & Burchett Management Systems 1996 Equity Incentive Plan.

PLATINUM technology, inc.
June 18, 1998
Page 2


     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the following:

          1.   The Registration Statement;

          2. The Restated Certificate of Incorporation of the Company, as amended;

          3.   The Bylaws of the Company;

          4. Records of proceedings and actions of the Company's Board of Directors and Stockholders;

          5. The Mastering Plans, the Logic Works Plan, the LBMS Plans and the Vivid Plans (collectively, the "Plans"); and

          6. The Mastering Agreement, the Logic Works Agreement, the LBMS Agreement and the Vivid Agreement.

     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, we are of the opinion that the 3,511,951 shares of Common Stock covered by the Registration Statement, when issued and delivered by the Company, will be validly issued, fully paid and nonassessable shares of Common Stock.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws. This opinion is solely for the information of the addressee hereof and is not to be quoted in full or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person without our prior written consent. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

PLATINUM technology, inc.
June 18, 1998
Page 3


     We hereby consent to the use of this opinion for filing as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

                                    Very truly yours,



                                    /S/ KATTEN MUCHIN & ZAVIS